Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 11, 2004, relating to the financial statements and financial statement schedule of Micron Technology Inc., which appears in Micron Technology, Inc.’s Annual Report on Form 10-K for the year ended September 2, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, CA
November 18, 2004